EXHIBIT 99.1
Phoenix Footwear Group, Inc.

PHOENIX FOOTWEAR GROUP, INC. ANNOUNCES
STRONG FIRST QUARTER 2006 FINANCIAL RESULTS
•	Net sales increase 53% to $40.3 million

•	Strong organic growth of 7.3% led by the Royal Robbins brand

•	Net income of $3.0 million, or $0.37 per diluted share including a one-time gain of $0.18 per diluted share, compared to net income of $1.2 million, or $0.15 per diluted share, in the prior year

•	Phoenix announces licensing agreement with the American Red Cross
Carlsbad, CA, May 15, 2006 — Phoenix Footwear Group, Inc. (AMEX: PXG), a multi-brand footwear, apparel and accessories company, announced today consolidated results for the first quarter ended April 1, 2006.
Net sales for the first quarter ended April 1, 2006 increased 52.8% to $40.3 million, compared to $26.4 million for the first quarter of 2005. The strong top-line performance during the first quarter was attributable to robust growth from the Royal Robbins and H.S. Trask brands, as well as significant contributions from Altama, Tommy Bahama and Chambers. The Company’s organic growth of 7.3% excludes the Tommy Bahama and Chambers brands as these were acquired in the last twelve months. This revenue reflects a 29.0% increase in Royal Robbins, a 16.2% increase in H.S. Trask, and a 5.4% increase in Altama, offset by declines in its Trotters and SoftWalk brands. Net income for the first quarter was $3.0 million, or $0.37 per diluted share, on 8.2 million weighted-average shares outstanding, compared to net income of $1.2 million, or $0.15 per diluted share, on 7.9 million weighted-average shares outstanding, for the comparable quarter a year ago. Included in net income is a $1.5 million gain associated with a purchase price adjustment for Altama. Excluding this gain, earnings per diluted share were $0.19, an increase of 27%.
Previously the Company announced that it has accepted the resignation of President and Chief Executive Officer, Rick White. Mr. White is departing to pursue entrepreneurial interests, but has agreed to consult with Phoenix Footwear during a leadership transition period. Jim Riedman, Chairman, will assume the additional duties of CEO. The board intends to initiate a search for a new CEO in the months ahead.
Commenting on the first quarter, James Riedman, Phoenix Footwear’s Chairman, said, “We are pleased to see the momentum we built in the last half of 2005 continuing into 2006 with strong sales and earnings. During the first quarter, we continued to improve Phoenix Footwear’s market position by expanding distribution, further investing in our brands and improving sell-throughs across the majority of our brands. We focused on operating efficiencies and optimization of our manufacturing and sourcing capabilities, which resulted in improved margins and profitability. Additionally, to support our future growth, we made some important hires, including Prasad Reddy as Executive Vice President of Sourcing and Krista Treide as President of the Tommy Bahama Footwear division.”
Mr. Riedman continued, “The trends for our brands look encouraging and we expect to see further improvements throughout the fiscal year. We are particularly excited about today’s announcement regarding our license agreement with the American Red Cross. We will be partnering with this well-respected organization to provide comfortable and stylish shoes to the healthcare and related industries.”
Mr. Riedman concluded, “We believe that Phoenix is successfully executing on its multi-brand strategy and are pleased to continue building shareholder value.”
Gross margin in the first quarter of 2006 was 38.9%. This represents an increase of 150 basis points compared to a gross margin of 37.4% in the fourth quarter of 2005 and a decrease of 110 basis points compared to a gross margin of 40.0% in the first quarter of 2005. The increase in gross margin on a sequential basis was primarily due to lower close-outs and mark downs. The decrease in gross margin year-over-year reflects the contribution from the recent acquisition of Chambers Belt Company which is in a lower gross margin business than the Company’s other branded products.
Operating costs increased to $10.3 million, compared to $8.2 million in the first quarter of 2005. Operating expenses as a percentage of sales were 25.5% in the first quarter, down 540 basis points as compared to 30.9% in the first quarter of 2005. Included in operating expenses is the previously announced $1.5 million purchase price gain adjustment related to the Altama acquisition. On a sequential basis, operating costs as a percentage of sales, excluding the Altama purchase price adjustment, decreased 320 basis points to 29.1% from the fourth quarter 2005, reflecting improved operating efficiencies.
Operating income for the first quarter totaled $5.4 million, compared to operating income of $2.4 million in the first quarter of 2005. Operating margin increased 430 basis points to 13.4%, compared to 9.1% for the comparable period a year ago, and versus 4.9% in the fourth quarter 2005. Excluding the Altama price adjustment, Phoenix’s operating margin was 9.7%.
During the first quarter of 2006, interest expense totaled $1.4 million, compared to $432,000 in the first quarter of 2005. This increase was primarily related to increased acquisition and working capital debt associated with the recent brand acquisitions as well as higher interest rates. The Company continues to closely manage its debt levels and expects to make steady improvement to reduce its debt throughout 2006. As of April 1, 2006, Phoenix Footwear’s total debt, including the Company’s outstanding line of credit, was $60.2 million, up from $55.5 million at December 31, 2005. The increase in total debt is consistent with the Company’s seasonal working capital requirements.
Unit Results

Royal Robbins
First quarter 2006 net sales for Royal Robbins were particularly strong at $11.2 million, an increase of 29.0%, compared to $8.7 million a year ago, and represented 27.7% of total Company sales. The solid performance was driven by robust demand in both domestic and international markets. As previously disclosed, during the first quarter, Phoenix Footwear began selling Royal Robbins directly in Canada and the initial performance exceeded the Company’s expectations. Domestically Royal Robbins opened 20 new accounts for the fall 2006 season. Additionally, as a testimony to Royal Robbins’ strength, the brand was nominated as REI’s Vendor Partner of the Year. During the quarter, the Company ceased selling to Dick’s Sporting Goods. The loss of the Dick’s sales volume will have an affect on the full year 2006 sales revenue, however, Royal Robbins’ overall booking trends remain very positive and the Company expects the brand to continue to perform well throughout the year.
Tommy Bahama Footwear
Sales from the Tommy Bahama Footwear brand, which was acquired in August of 2005, totaled $4.3 million, or 10.7% of total sales. During the first quarter, the Company made progress toward the integration of its Tommy Bahama operations, including a software conversion to Phoenix Footwear’s systems. The brand continues to make a significant contribution to the Company’s top line performance and management is very optimistic about the future potential of this division. The Company hired Krista Treide, a fifteen-year industry veteran, as President of the division and added two new design consultants to develop product which will be introduced beginning with the Spring 2007 line. The Company has also begun moving the Tommy Bahama product to more competitive third party sourcing partners and expects to see tangible results of this realignment in 2007.
Chambers
The acquisition of the Chambers Belt Company was completed in June of 2005. In the first quarter net sales contribution was $7.7 million, representing 19.0% of total sales. Sales trends for the division continue to be very strong. During the quarter, Chambers added Wal-Mart Canada as an account and product shipments are expected to begin in the third quarter. The Company anticipates that this account could generate more than $1 million in incremental annual sales. Additionally, Phoenix Footwear expanded its relationship with Tractor Supply Company, Chambers’ third largest customer, which should positively impact sales in the future.
Altama
Altama’s net sales for the first quarter of 2006 increased 5.4% to $7.2 million, compared to net sales of $6.8 million for the first quarter of 2005, and represented 17.8% of sales. This marked the brand’s first year-over-year increase in several quarters. The brand enjoyed solid demand for its EXO-Speed™ tactical boots, particularly the desert style, which completely sold out during the quarter. To further grow the brand, Altama has hired three new sales representatives who will focus on the EXO-Speed™ product line. In May 2006, the Company signed a five-year license agreement with the American Red Cross for a line of footwear targeting the healthcare and related industries. Under the agreement, Phoenix Footwear will design and market an extensive line of footwear utilizing the patented SoftWalk footbed technology. Glen Becker, President of Phoenix Footwear’s Institutional Group, will oversee the operations. The Company has developed several prototypes, which have generated a very positive initial response, and expects to have the product in the market by early 2007.
SoftWalk
SoftWalk posted net sales of $3.3 million for the first quarter, down 21.2% from $4.2 million for the first quarter of 2005. The decline in sales is primarily attributable to the previously discussed loss of the Dillard’s account in 2005. The core product line continues to perform well at retail and the Company expects this trend to continue. Based on its current bookings the Company believes that SoftWalk will return to growth in the second half of the year.
Trotters
First quarter Trotters’ sales decreased 8.2% to $4.3 million, compared to $4.6 million for the same quarter a year ago primarily related to lower close-out sales. This represents a significantly smaller year-over-year decline versus the fourth quarter of 2005. Trotters’ sales continue to be adversely impacted by design issues and poor consumer acceptance of the 2005 Trotters’ product line. The Company believes it has corrected the design problem and experienced improved gross margins in the first quarter. Based on current future bookings for the Trotters’ division, the Company believes that the brand will return to positive growth in the second half of 2006.
H.S. Trask
Net sales for H.S. Trask increased 16.2% in the first quarter to $2.4 million, compared to $2.0 million a year ago. The growth was due, in part, to increased sales in its direct-to-consumer division, along with higher close-out sales of the brand’s women’s product line. The Company expects to introduce an expanded product line later in the year which has received positive early retailer feedback.
Balance Sheet
The Company expects to violate several of its bank debt covenants during its second quarter ending July 1, 2006, primarily as a result of approximately $800,000 in severance charges associated with Mr. White’s resignation that it will recognize during that quarter. Under the terms of the severance agreement Mr. White will receive among other things, his current salary and certain employee benefits payable monthly through November 30, 2007. The Company is working with its bank to secure an amendment modifying these debt covenants so that it will be in compliance as of the close of the second quarter. Under applicable accounting rules, the Company is required to classify its entire bank debt as a current liability in its April 1, 2005 consolidated condensed unaudited balance sheet included with this press release. The Company anticipates obtaining an appropriate amendment during the next 30 days so that it will be in compliance with its debt covenants and it can reclassify the approximately $50 million long-term portion of its bank debt to long-term liabilities. There can be no assurance, however, when and if this loan modification will occur.
Business Outlook
The Company expects to report lower revenues and earnings in the second quarter versus the first quarter, consistent with its historical seasonality. Additionally, during the second quarter, the Company will incur additional expenses related to its ongoing integration of Tommy Bahama. While Altama is expected to significantly contribute to the second quarter, the Company believes its sales and contributions will be lower than the first quarter. In spite of the seasonally weaker second quarter, the Company is optimistic about its outlook for the balance of 2006 and beyond.
First Quarter 2006 Conference Call
Phoenix Footwear will host a conference call to discuss the first quarter results today at 4:30 p.m. Eastern Time. To participate in the conference call, investors should dial 800-289-0494 ten minutes prior to the scheduled start time. International callers should dial 913-981-5520. For those unable to participate in the live call, a replay will be available beginning at 7:30 p.m. Eastern Time today, through May 22, 2006, at midnight Eastern Time. To access the replay, dial 888-203-1112 (passcode: 4216024). International callers should dial 719-457-0820 and use the same passcode. The call will also be broadcast live over the Internet and can be accessed on the Investor section of Phoenix Footwear’s website at www.phoenixfootwear.com. For those unable to participate during the live broadcast, the webcast will be archived.
About Phoenix Footwear Group, Inc.
Phoenix Footwear Group, Inc., headquartered in Carlsbad, California, designs, develops and markets a diversified selection of men’s and women’s dress and casual footwear, belts, personal items, outdoor sportswear and travel apparel. The Company’s moderate-to-premium priced brands include Royal Robbins® apparel, the Tommy Bahama®, Trotters®, SoftWalk®, Strol®, H.S. Trask®, and Altama® footwear lines, and Chambers Belts®. Emphasizing quality, fit and traditional and authentic designs, these brands comprise over 100 different styles of footwear, 750 styles of personal accessories, and over 250 styles of apparel products, primarily sold through department stores, specialty retailers and catalogs. Phoenix Footwear Group, Inc. is traded on the American Stock Exchange under the symbol PXG.
Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. These forward-looking statements include, but are not limited to, statements regarding the expected performance for 2006, statements regarding the expected benefits of current and future contracts and orders, statements regarding the expected impact of the Chambers Belt and Tommy Bahama transactions on Phoenix Footwear’s fiscal 2006 operating results, and/or statements preceded by, followed by or that include the words “believes,” “could,”

“expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” “seeks,” or similar expressions. Investors are cautioned that all forward- looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Many of these risks and uncertainties are discussed in Phoenix Footwear’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the Securities and Exchange Commission (the “SEC”), and in any subsequent reports filed with the SEC, all of which are available at the SEC’s website at www.sec.gov. These include without limitation: risks related to the Company’s acquisition efforts, and the integration of recently acquired brands; the risk of dilution to investors and increased leverage from the financing of recent and any future acquisitions; the difficulty in evaluating the Company’s recent operating results given the significance of the Company’s recent acquisitions to its operations; the company’s ability to obtain waivers and amendments to its secured credit arrangement in the event of default; the risk of foreclosure on the Company’s assets by its lenders from the occurrence of events of default that are not waived; the failure to obtain future DoD boot solicitations; risks of contract performance; risks of contract termination, either for default or for the convenience of the U.S. government; adverse results of U.S. government audits of our U.S. government contracts; risks associated with complex U.S. government procurement laws and regulations; delays in acceptance of delivery of government orders; adverse changes in U.S. government spending priorities; the concentration of the Company’s sales to a relatively small group of customers; changing consumer preferences and fashion trends; competition from other companies in the Company’s markets; the potential financial instability of the Company’s customers; the Company’s ability to protect its intellectual property rights; the risk of losing third party trademark licenses; the Company’s ability to manage inventory levels; fluctuations in its financial results as a result of the seasonality in its business; the risks of doing business in international markets; the Company’s reliance on independent manufacturers; disruptions in the Company’s manufacturing system; the loss of one or more senior executives; fluctuations in the price, availability and quality of raw materials; a decline in general economic conditions; the possibility of impairment charges resulting from future adjustments to the value of goodwill recorded in connection with past or future acquisitions; the risk of dilution to stockholders’ ownership percentage as the result of the exercise of outstanding stock options; the negative effect on investment value and growth opportunities from a charge to earnings from the compensation of employees under its employee retirement plan; and, the control over the Company by a principal stockholder; and,. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. All forward-looking statements included in this press release are based on our current expectations and projections about future events, based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statements.
The Company has discussed organic sales growth, which is a non-GAAP financial measure of reported sales, which excludes net sales of our recently acquired brands for the first quarter of fiscal 2006. Management believes that discussing organic sales growth provides a better understanding of the Company’s net sales performance and trends than reported revenue because it allows for more meaningful comparisons of current-period revenue to that of prior periods on a comparable basis. A reconciliation of the non-GAAP financial measures is contained in the financial tables contained in this release under the heading “Condensed Net Sales Information.”
Contacts:

Kenneth Wolf	Andrew Greenebaum/Allyson Pooley
Chief Financial Officer	Integrated Corporate Relations, Inc.
Phoenix Footwear Group, Inc.	(310) 395-2215
(760) 602-9688	agreenebaum@icrinc.com or
apooley@icrinc.com
# # #

Phoenix Footwear Group, Inc.
Consolidated Condensed Statement of Operations

	For the Quarter Ended
	(Unaudited)
	April 1,		April 2,
	2006		2005
Net sales	$40,342,000	100.0%	$26,400,000	100.0%
Cost of goods sold	24,639,000	61.1%	15,842,000	60.0%

Gross profit	15,703,000	38.9%	10,558,000	40.0%

Operating expenses:
Selling and administrative expenses	$11,199,000	27.8%	$7,154,000	27.1%
401k stock grant compensation	161,000	0.4%	233,000	0.9%
Amortization	327,000	0.8%	158,000	0.6%
Other expense, net	(1,394,000)	-3.5%	613,000	2.3%

Total operating expenses	10,293,000	25.5%	8,158,000	30.9%

Income from operations	5,410,000	13.4%	2,400,000	9.1%

Interest expense	$1,369,000		$432,000

Income before income taxes	4,041,000	10.0%	1,968,000	7.5%

Income tax provision	$1,011,000		$787,000

Net income	$3,030,000	7.5%	$1,181,000	4.5%

Earnings per common share:

Basic	$0.38		$0.16
Diluted	$0.37		$0.15

Weighted-average shares outstanding:
Basic	7,874,235		7,428,151
Diluted	8,206,983		7,853,406

Phoenix Footwear Group, Inc.
Consolidated Condensed Statement of Operations

	For the Quarter Ended				For the Nine Months Ended
	(Unaudited)				(Unaudited)
	October 1,		September 25,		October 1,		September 25,
	2005		2004		2005		2004
Net sales	$34,275,000	100%	$23,176,000	100%	$76,028,000	100%	$55,690,000	100%
Cost of goods sold	21,703,000	63%	13,345,000	58%	47,026,000	62%	31,424,000	56%

Gross profit	12,572,000	37%	9,831,000	42%	29,002,000	38%	24,266,000	44%

Operating expenses:
Selling and administrative expenses	$9,756,000	28%	$6,907,000	30%	$24,364,000	32%	$17,740,000	32%
Other expense, net	2,000	0%	3,000	0%	617,000	1%	62,000	0%

Total operating expenses	9,758,000	28%	6,910,000	30%	24,981,000	33%	17,802,000	32%

Income from operations	2,814,000	8%	2,921,000	13%	4,021,000	5%	6,464,000	12%

Interest expense	$1,156,000		$199,000		$2,121,000		$503,000

Income before income taxes	1,658,000	5%	2,722,000	12%	1,900,000	2%	5,961,000	11%

Income tax provision	$677,000		$994,000		$779,000		$2,354,000

Net income	$981,000	3%	$1,728,000	7%	$1,121,000	1%	$3,607,000	6%

Earnings per common share:

Basic	$0.12		$0.26		$0.15		$0.68
Diluted	$0.12		$0.24		$0.14		$0.61

Weighted-average shares outstanding:
Basic	8,001,439		6,665,616		7,688,673		5,272,501
Diluted	8,371,290		7,331,021		8,057,542		5,903,212

Phoenix Footwear Group, Inc.
Consolidated Condensed Balance Sheets

	As of	As of
	April 1,	December 31,
	2006	2005
	(Unaudited)
ASSETS
Current assets:
Cash	$538,000	$566,000
Accounts receivable, net	32,489,000	21,803,000
Inventories, net	38,162,000	37,232,000
Other current assets	2,684,000	2,388,000

Total current assets	73,873,000	61,989,000

Property, plant & equipment, net	4,520,000	4,538,000
Goodwill & unamortizable intangibles	56,659,000	58,968,000
Intangible assets, net	10,546,000	12,082,000
Other assets	1,002,000	1,314,000

	$146,600,000	$138,891,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$15,049,000	$13,215,000
Accrued expenses	4,410,000	3,752,000
Contingent liability	—	—
Notes payable — current	60,191,000	9,425,000
Deferred Income tax	—	—
Income taxes payable
Other liabilities	1,767,000	1,545,000

Total current liabilities	81,417,000	27,937,000

Notes payable, non-current	—	46,116,000
Other long term liabilities	1,838,000	2,685,000
Deferred income tax	8,129,000	8,129,000

Total liabilities	91,384,000	84,867,000

Stockholders’ equity	55,216,000	54,024,000

	$146,600,000	$138,891,000

Phoenix Footwear Group, Inc
Condensed Net Sales
(Unaudited)

	Net Sales by Brand
	Quarter Ended
	April 1,	April 2,	Growth / Decline
	2006	2005	Dollars	Percent
Trotters	$4,264,000	$4,646,000	$(382,000)	-8.2%
SoftWalk	3,338,000	4,238,000	(900,000)	-21.2%
H.S. Trask	2,366,000	2,036,000	330,000	16.2%
Royal Robbins	11,176,000	8,661,000	2,515,000	29.0%
Altama	7,186,000	6,819,000	367,000	5.4%

	28,330,000	26,400,000	1,930,000	7.3%

Tommy Bahama (1)	4,328,000
Chambers (2)	7,684,000

	$40,342,000	$26,400,000

(1)	The Company acquired substantially all the net assets of the Paradise Shoe Company and the Tommy Bahama footwear license rights on August 4, 2005.

(2)	The Company acquired substantially all of the net assets of Chambers Belt Company on June 29, 2005.